Anadarko Reports Third-Quarter Earnings

HOUSTON, Oct 31, 2002 (BUSINESS WIRE) -- Anadarko Petroleum Corporation (NYSE:APC)

-- Guidance raised for 2002 earnings. -- Results reflect better-than-expected commodity prices. -- Production volumes on track for full year.

Anadarko Petroleum Corporation (NYSE:APC) today reported net income available to common stockholders of $189 million (74 cents per share - diluted) on revenues of $951 million(1) for the third quarter of 2002. Due to higher-than-expected third-quarter results and increased fourth-quarter estimates, the company has raised its 2002 earnings guidance to $3.05 from $2.89 per share - diluted. Higher oil prices for the third quarter of 2002 partly offset the effect of lower natural gas prices and production, compared to the same period in 2001.

For the third quarter of 2001, Anadarko had a net loss of $1.35 billion ($5.41 per share - diluted)(2) due to a $1.57 billion non-cash, after-tax impairment of the carrying value of oil and gas properties. Excluding the effect of the impairment, earnings in the third quarter of 2001 were $213 million (81 cents per share - diluted) on revenues of $1.01 billion.

Cash flow from operations before changes in assets and liabilities totaled $539 million ($2.09 per share - diluted) in the third quarter of 2002, compared with $735 million ($2.75 per share - diluted) in the same period of 2001.

"Our strong earnings performance was due to better-than-expected oil and gas prices during the third quarter," said John Seitz, Anadarko President and CEO.

"Production levels are right on track for the year, and we expect to meet our 2002 forecast of 196 million BOE, even after weathering two hurricanes that disrupted production in the Gulf of Mexico," Seitz added. "We are also well positioned to meet our 2003 production forecast of 203 million BOE."

The company's combined natural gas, crude oil and natural gas liquids volumes for the third quarter totaled 48 million barrels of oil equivalent (BOE), or 526,000 BOE per day, compared with volumes of 50 million BOE, or 546,000 BOE per day in the second quarter of 2002. Third quarter sales are down from 51 million BOE, or 558,000 BOE per day, for the third quarter of 2001 due to lower volumes in Texas, the Gulf of Mexico and Venezuela and to the sale of oil properties in Guatemala in 2001, which were partly offset by production increases in Algeria and Canada.

North American natural gas volumes declined by 8 percent from a year earlier to 1.76 billion cubic feet (Bcf) per day in the third quarter of 2002 due to a 12 percent decline in U.S. production, partly offset by a 12 percent increase in production from Western Canada. U.S. production levels were impacted by lower levels of capital investment during late 2001 and in 2002, compared to the same period in the prior year.

Natural gas prices realized in the third quarter of 2002 were $2.64 per thousand cubic feet (Mcf), down 12 percent from the third quarter of 2001. The decline was largely caused by wider price differentials for the company's gas production in the Western states and Canada. Anadarko believes the differentials in the Western states and Canada will improve in 2003 due to increased regional gas demand this winter and the scheduled completion next spring of a pipeline expansion serving the Western states.

Oil production for the third quarter of 2002 was essentially flat at 191,000 barrels a day compared to the third quarter of 2001. Operating areas with increases in oil production volumes include Algeria (due to the start-up of additional processing units) and Qatar (purchased by Anadarko in 2001). Areas with decreases in oil production volumes include Venezuela (where contract terms give the company lower "net" volumes when prices rise) and Guatemala (resulting from the sale of properties).

Oil prices received in the third quarter of 2002 were $24.50 per barrel, up 12 percent from the same period a year ago.

THIRD-QUARTER HIGHLIGHTS

-- In the Gulf of Mexico, Anadarko and its partners announced a deepwater subsalt discovery appraisal well at K2 on Green Canyon Block 562. The K2 No. 2 well encountered a total of 339 feet of oil pay in three sands in an untested fault block and reached target depth of 25,700 feet. The well extends the limits of the oil discovery both laterally and downdip on the K2 structure. Additional appraisal drilling is under way.

-- Anadarko drilled two successful offsets to the Gregory discovery in East Texas and two successful offsets to the Ansley discovery in North Louisiana. Both discoveries were reported in the second quarter, and development drilling continues at both fields.

-- Anadarko agreed to acquire Howell Corporation for approximately $265 million, including Howell's bank debt, and expects to book an initial 50 million BOE of reserves. In addition to the purchase price, the company expects to invest an additional $200 million over the next four years, book an additional 150 million BOE of reserves and increase net oil production from the Salt Creek field from 5,000 to 35,000 barrels of oil per day. The Salt Creek field in Wyoming is one of the largest remaining enhanced oil recovery opportunities in the Lower 48. The purchase is expected to close in December 2002.

-- As part of its ongoing program to high-grade its portfolio, Anadarko agreed to sell its heavy oil assets in eastern Alberta in several separate transactions for a total of about $160 million. To date, transactions representing $111 million have closed.

FINANCIAL DATA

Three pages of summary financial data for the third quarter and year to date 2002 follow, as well as one page providing financial guidance and one page summarizing the company's current hedge positions for the fourth quarter of 2002 and for 2003 and 2004.

EARNINGS GUIDANCE

Anadarko expects to earn $1.05 per share (diluted) for the fourth quarter of 2002, with expected cash flow of $2.45 per share (diluted).

For the full year, the company expects earnings of $3.05 per share (diluted) and cash flow of $8.23 per share (diluted).

Price Assumptions

Anadarko's estimates assume average NYMEX oil prices of $27.75 per barrel for the fourth quarter and $25.98 per barrel for the full year, and NYMEX natural gas prices of $4.05 per Mcf for the fourth quarter and $3.24 per Mcf for the full year. To determine realized pricing estimates, Anadarko used NYMEX prices, plus or minus an expected price "differential" for each of the company's major producing areas, and any adjustment from hedge positions. "Net" price data are shown on an attached financial table.

Anadarko has hedged approximately 11 percent of its natural gas production and 37 percent of its oil production for the fourth quarter of 2002. The company has hedged about 28 percent of total oil and gas production for 2003 and about 13 percent for 2004. The hedge positions are under both fixed-price and "collared" transactions, which use price ceilings and floors to help ensure sales prices within a determined range. A summary of the company's hedge positions is shown on an attached financial table.

Volume Assumptions

Oil and gas sales volumes are expected to total 48 million BOE in the fourth quarter. Full-year 2002 sales volumes are expected to total 196 million BOE.

An attached financial table includes detailed production estimates for each of Anadarko's key operating regions.

Capitalization Ratio

If the Howell acquisition closes in December 2002, as currently anticipated, Anadarko plans to fund the purchase with debt, which it expects to repay from 2003 cash flow. Assuming a December closing, as well as realization of projected fourth-quarter cash flow from operations and proceeds from announced property sales, Anadarko would end the year with about $5.5 billion in long-term debt, with a debt-to-total-capitalization ratio of about 44 percent, a level the company believes maintains a healthy capital structure.

Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies. Houston-based Anadarko is active in the U.S., Canada, Algeria and Qatar and is executing strategic exploration programs in several other countries. More information is available at www.anadarko.com.

EARNINGS CONFERENCE CALL

The Earnings and Modeling Conference Call is set for Friday, Nov. 1, at 11 a.m. CST (12 p.m. EST). This call will include a discussion of detailed financial issues that support the company's projections of future-period earnings. More details are available at www.anadarko.com.

ANADARKO OPERATIONS REPORT

For more details on Anadarko's operations, please refer to the comprehensive report on individual wells drilled during the third quarter. The report will be available on Friday, Nov. 1, at www.anadarko.com on the Investor Relations page.

(1) In the third quarter of 2002, the Company adopted Emerging Issues Task Force (EITF) Issue No. 02-3, "Recognition and Reporting of Gains and Losses on Energy Trading Contracts." In accordance with EITF 02-3, marketing sales and purchases for prior periods have been reclassified to show net marketing margins as revenues. The marketing margins related to the Company's equity production are included in Gas Sales, Oil Sales and Natural Gas Liquids Sales and are reflected in commodity prices. The marketing margin related to purchases of third-party commodities is shown as Purchased Commodity Sales, which is included in Other Sales Revenue. This reclassification has no effect on reported net income or cash flow.

(2) In January 2002, Anadarko discontinued the amortization of goodwill in accordance with the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Stated without amortization of goodwill, the net loss for the third quarter of 2001 would have been $1.33 billion ($5.32 per share - diluted).

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. Anadarko discloses proved reserves that comply with the SEC's definitions. Additionally, Anadarko may disclose estimated recoverable reserves, which the SEC guidelines do not allow us to include in filings with the SEC. See Additional Factors Affecting Business in the Management's Discussion and Analysis (MD&A) included in the company's 2001 Annual Report on Form 10-K.

                    Anadarko Petroleum Corporation

                                    Quarter Ended      Year to Date
Summary Financial Information (a)   September 30       September 30
                                  -----------------  ----------------
$ and shares in millions            2002      2001     2002     2001
---------------------------------------------------------------------
Revenues
---------------------------------------------------------------------
Gas sales                           $429      $528   $1,294   $2,501
Oil and condensate sales             431       384    1,206    1,129
Natural gas liquids sales             57        66      156      210
Other sales                           34        32       87       80
---------------------------------------------------------------------
Total                                951     1,010    2,743    3,920
---------------------------------------------------------------------
Costs and Expenses
---------------------------------------------------------------------
Operating expenses                   172       195      555      572
Administrative and general            78        67      227      180
Depreciation, depletion and
 amortization                        288       305      829      899
Other taxes                           50        54      168      203
Impairments related to oil and gas
 properties                            -     2,528       33    2,543
Amortization of goodwill               -        21        -       57
---------------------------------------------------------------------
Total                                588     3,170    1,812    4,454
---------------------------------------------------------------------
Operating Income (Loss)              363    (2,160)     931     (534)
---------------------------------------------------------------------
Other (Income) Expense
---------------------------------------------------------------------
Merger expenses                        -         9        -       36
Interest expense                      49        18      146       65
Other (income) expense                 9         9       11      (91)
---------------------------------------------------------------------
Total                                 58        36      157       10
---------------------------------------------------------------------
Income (Loss) before Income Taxes    305    (2,196)     774     (544)
---------------------------------------------------------------------
Income Taxes
---------------------------------------------------------------------
Income taxes                         115      (845)     254     (228)
Effect of change in Canadian
 income tax rate                       -         -        -      (31)
---------------------------------------------------------------------
Total                                115      (845)     254     (259)
---------------------------------------------------------------------
Net Income (Loss) Before
 Cumulative Effect of Change in
 Accounting Principle               $190   $(1,351)    $520    $(285)
---------------------------------------------------------------------
Preferred Stock Dividends              1         2        4        6
---------------------------------------------------------------------
Net Income (Loss) Available to
 Common Stockholders Before
 Cumulative Effect of Change in
 Accounting Principle               $189   $(1,353)    $516    $(291)
---------------------------------------------------------------------
Cumulative Effect of Change in
 Accounting Principle                  -         -        -        5
---------------------------------------------------------------------
Net Income (Loss) Available to
 Common Stockholders                $189   $(1,353)    $516    $(296)
---------------------------------------------------------------------
Per Common Share
---------------------------------------------------------------------
Net income (loss) - before change
 in accounting principle - basic   $0.76    $(5.41)   $2.08   $(1.16)
Net income (loss) - before change
 in accounting principle - diluted $0.74    $(5.41)   $2.01   $(1.16)
Change in accounting principle -
 basic                                $-        $-       $-   $(0.02)
Change in accounting principle -
 diluted                              $-        $-       $-   $(0.02)
Net income (loss) - basic          $0.76    $(5.41)   $2.08   $(1.18)
Net income (loss) - diluted        $0.74    $(5.41)   $2.01   $(1.18)
Dividends                         $0.075     $0.05   $0.225    $0.15
---------------------------------------------------------------------
Average Number of Common Shares
 Outstanding - Basic                 249       250      248      250
---------------------------------------------------------------------
Average Number of Common Shares
 Outstanding - Diluted               258       250      260      250
---------------------------------------------------------------------

(a) Net loss for year to date September 30, 2001 reflects a change in accounting principle related to accounting for derivative
    instruments and hedging activities.

    In accordance with EITF 02-3 adopted in the third quarter 2002, marketing revenues and purchases are presented net within
    revenues. The marketing margin related to Anadarko's equity production is included in gas sales, oil sales and natural gas liquids sales. The marketing margin related to purchases of third party commodities is included in other sales. Prior period results have been reclassified to conform to the current presentation.

                    Anadarko Petroleum Corporation

                                     Quarter Ended    Year to Date
Summary Financial Information         September 30    September 30
                                     -------------- -----------------
$ and shares in millions             2002     2001     2002     2001
---------------------------------------------------------------------
Cash Flow from Operations before
 Changes in Assets and Liabilities
---------------------------------------------------------------------
Net income (loss) before cumulative
 effect of change in accounting
 principle                           $190  $(1,351)    $520    $(285)
Depreciation, depletion and
 amortization                         288      305      829      899
Amortization of goodwill                -       21        -       57
Amortization of restricted stock        3        1       10        1
Non-cash merger expenses                -        4        -       11
Interest expense - zero coupon
 debentures                             4        3       10        9
Deferred income taxes                  63     (827)     116     (412)
Impairments related to oil and gas
 properties                             -    2,528       33    2,543
Other non-cash items                   (9)      51      (19)      78
---------------------------------------------------------------------
Total                                $539     $735   $1,499   $2,901
---------------------------------------------------------------------
Capital Expenditures
---------------------------------------------------------------------
Capital spending                     $376     $641   $1,561   $1,971
Capitalized interest                   42       55      121      157
Capitalized overhead                   48       43      148      125
---------------------------------------------------------------------
Total                                $466     $739   $1,830   $2,253
---------------------------------------------------------------------
Condensed Balance Sheet
---------------------------------------------------------------------
Current assets                                       $1,051   $1,416
Net properties and equipment                         14,572   12,902
Other assets                                            524      513
Goodwill                                              1,433    1,435
---------------------------------------------------------------------
Total Assets                                        $17,580  $16,266
---------------------------------------------------------------------
Current liabilities                                  $1,278   $1,464
Long-term debt                                        5,460    4,608
Other long-term liabilities                           4,060    3,880
Stockholders' equity                                  6,782    6,314
Commitments and contingencies                             -        -
---------------------------------------------------------------------
Total Liabilities and Stockholders'
 Equity                                             $17,580  $16,266
---------------------------------------------------------------------
Capitalization
---------------------------------------------------------------------
Total debt                                           $5,460   $4,717
Stockholders' equity                                  6,782    6,314
---------------------------------------------------------------------
Total                                               $12,242  $11,031
---------------------------------------------------------------------
Capitalization Ratios
---------------------------------------------------------------------
Total debt                                               45%      43%
Stockholders' equity                                     55%      57%
---------------------------------------------------------------------

In accordance with EITF 02-3 adopted in the third quarter 2002, marketing revenues and purchases are presented net within revenues.
The marketing margin related to Anadarko's equity production is included in gas sales, oil sales and natural gas liquids sales. The marketing margin related to purchases of third party commodities is included in other sales. Prior period results have been reclassified to conform to the current presentation.

                   Anadarko Petroleum Corporation

                                       Quarter Ended    Year to Date
Volumes and Prices (a)                  September 30    September 30
                                      --------------- ---------------
                                        2002    2001    2002    2001
---------------------------------------------------------------------
Natural Gas
---------------------------------------------------------------------
United States
---------------------------------------------------------------------
Volumes, billion cubic feet              126     144     389     434
Average daily volumes, million cubic
 feet per day                          1,375   1,563   1,423   1,588
Price per thousand cubic feet          $2.67   $2.94   $2.64   $4.77
---------------------------------------------------------------------
Canada
---------------------------------------------------------------------
Volumes, billion cubic feet               36      32      99      89
Average daily volumes, million cubic
 feet per day                            389     346     364     326
Price per thousand cubic feet          $2.53   $3.32   $2.69   $4.84
---------------------------------------------------------------------
Other International
---------------------------------------------------------------------
Volumes, billion cubic feet                -       -       -       1
Average daily volumes, million cubic
 feet per day                              -       4       -       4
Price per thousand cubic feet             $-   $1.50      $-   $1.23
---------------------------------------------------------------------
Total
---------------------------------------------------------------------
Volumes, billion cubic feet              162     176     488     524
Average daily volumes, million cubic
 feet per day                          1,764   1,913   1,787   1,918
Price per thousand cubic feet          $2.64   $3.00   $2.65   $4.78
---------------------------------------------------------------------
Crude Oil and Condensate
---------------------------------------------------------------------
United States
---------------------------------------------------------------------
Volumes, million barrels                   8       9      23      26
Average daily volumes, thousand
 barrels per day                          84      95      88      93
Price per barrel                      $25.25  $24.04  $22.44  $24.78
---------------------------------------------------------------------
Canada
---------------------------------------------------------------------
Volumes, million barrels                   3       3      10       9
Average daily volumes, thousand
 barrels per day                          37      37      37      35
Price per barrel                      $20.77  $20.50  $19.05  $19.49
---------------------------------------------------------------------
Algeria
---------------------------------------------------------------------
Volumes, million barrels                   5       3      16       6
Average daily volumes, thousand
 barrels per day                          51      28      57      23
Price per barrel                      $26.91  $24.52  $23.54  $24.95
---------------------------------------------------------------------
Other International
---------------------------------------------------------------------
Volumes, million barrels                   2       3       6      11
Average daily volumes, thousand
 barrels per day                          19      32      21      39
Price per barrel                      $22.05  $14.50  $19.34  $14.69
---------------------------------------------------------------------
Total
---------------------------------------------------------------------
Volumes, million barrels                  18      18      55      52
Average daily volumes, thousand
 barrels per day                         191     192     203     190
Price per barrel                      $24.50  $21.82  $21.80  $21.78
---------------------------------------------------------------------
Natural Gas Liquids
---------------------------------------------------------------------
Total
---------------------------------------------------------------------
Volumes, million barrels                   4       4      11      11
Average daily volumes, thousand
 barrels per day                          41      48      41      42
Price per barrel                      $15.40  $14.84  $13.92  $18.33
---------------------------------------------------------------------
Total Barrels of Oil Equivalent (BOE)
---------------------------------------------------------------------
Volumes, million BOE                      48      51     148     151
Average daily volumes, thousand BOE
 per day                                 526     558     542     552
---------------------------------------------------------------------

(a) In accordance with EITF 02-3 adopted in the third quarter of 2002, the marketing margin related to Anadarko's equity production is included in gas sales, oil sales and natural gas liquids sales and is reflected in the sales prices shown above. Prior period results have been reclassified to conform to the current presentation.

                    Anadarko Petroleum Corporation
                          Fourth Quarter 2002
                      Financial Model - Guidance
                        As of October 31, 2002

                 3rd Quarter        4th Quarter        Total Year
                   Actual            Forecast           Forecast
               ----------------   ----------------   ----------------
                $MM    $/ Share    $MM    $/ Share    $MM    $/ Share
               -----   --------   -----   --------   -----   --------
Net Income     $189       $0.74   $268       $1.05   $784       $3.05
Cash Flow
 from
 Operations    $539       $2.09   $636       $2.45 $2,135       $8.23
----------------------------------------------------------------------
Price Deck
 (NYMEX)               ($/Unit)           ($/Unit)           ($/Unit)
 Crude Oil
  ($/Bbl)                $28.27             $27.75             $25.98
 Natural Gas
  ($/Mcf)                 $3.18              $4.05              $3.24
 Natural Gas
  Liquids (%
  of NYMEX Oil
  Price)                     54%                56%                55%
----------------------------------------------------------------------
                        Price              Price              Price
                     Differential       Differential       Differential
             Volumes  ($ / Unit) Volumes ($ / Unit) Volumes ($ / Unit)
             ---------------------------------------------------------
Total Sales
 (MMBoe)         48                 48                196

Crude Oil
 (MBbl/d):      191      $(3.77)   205      $(3.42)   203      $(3.54)
 United States   84      $(3.02)    81      $(3.58)    85      $(3.23)
 Canada          37      $(7.50)    18      $(7.11)    33      $(6.98)
 Algeria         51      $(1.36)    82      $(1.87)    63      $(1.41)
 Other Inter-
  national       19      $(6.22)    24      $(5.34)    22      $(5.76)

Natural Gas
 (MMcf/d):    1,764      $(0.54) 1,673      $(0.54) 1,758      $(0.38)
 United
  States      1,375      $(0.51) 1,297      $(0.50) 1,391      $(0.38)
 Canada         389      $(0.65)   376      $(0.66)   367      $(0.37)

Natural Gas
 Liquids
 (MBbl/d):       41                 38                 40
 United States   38                 36                 38
 Canada           3                  2                  2
----------------------------------------------------------------------
                $MM                $MM                $MM
               -----              -----              -----
Other
 Revenues:
 Marketing
  Margin
  (Sales -
  Costs)        $15                 $9                $41
 Minerals and
  Other         $19                $14                $70

                $MM     $ / Boe   $MM     $ / Boe    $MM     $ / Boe
               -----    -------   -----    -------   -----    -------
Costs and
 Expenses:
 Operating
  Costs        $173       $3.57   $169       $3.53   $725       $3.70
 Administrative
  and General   $78                $75               $302
 Depreciation,
  Depletion and
  Amortization $288       $5.95   $276       $5.75 $1,105       $5.64
 Impairments
  of Oil and
  Gas Assets     $-                 $-                $33
 Production
  and Other
  Taxes (% of
  Rev)          $50         5.4%   $59         5.6%  $228         6.1%
----------------------------------------------------------------------
                $MM                $MM                $MM
               -----              -----              -----
Other Items:
 Interest
  Expense       $49                $48               $195
 Other
  (Income)
  Expense        $8                $14                $24
----------------------------------------------------------------------
Federal Tax
 Rate                        38%                38%                35%
 Deferred
  Taxes (% of
  Total Taxes)               59%                57%                52%
----------------------------------------------------------------------
Average
 Shares
 Outstanding
 (MM)
 Basic                      249                249                249
 Diluted                    258                258                260
----------------------------------------------------------------------
                $MM                $MM               $MM
               -----              -----             -----
Capital
 Investment
 Program       $465               $471             $2,300
 Capital
  Budget
  (Estimated)  $375               $379             $1,940
 Capitalized
  Direct
  Expenses      $48                $49               $197
 Capitalized
  Interest      $42                $43               $163

                    Anadarko Petroleum Corporation
                            Hedge Position
                        As of October 31, 2002

                           Fixed and
                       Physical Contracts           2- Way Collars
----------------------------------------------------------------------
                                     NYMEX
                       Volume        Price      Volume  Floor Ceiling
----------------------------------------------------------------------
Crude Oil               Bbl/d        $/Bbl       Bbl/d  $/Bbl  $/Bbl
----------------------------------------------------------------------
United States
 4th Qtr 2002              20,000      $26.78   25,000 $25.00 $28.22
 Ttl Yr 2003               14,000      $25.39        -     $-     $-
 Ttl Yr 2004                8,000      $23.09        -     $-     $-

Canada
 4th Qtr 2002               8,000      $25.78    4,000 $22.30 $23.32
 Ttl Yr 2003                  700      $23.80    1,000 $22.30 $23.32
 Ttl Yr 2004                    -          $-        -     $-     $-
----------------------------------------------------------------------
Total
 4th Qtr 2002              28,000      $26.49   29,000 $24.63 $27.54
 Ttl Yr 2003               14,700      $25.31    1,000 $22.30 $23.32
 Ttl Yr 2004                8,000      $23.09        -     $-     $-
----------------------------------------------------------------------
Natural Gas               MMcf/d        $/Mcf   MMcf/d  $/Mcf  $/Mcf
----------------------------------------------------------------------
United States
 4th Qtr 2002                   -          $-    106.3  $3.71  $4.24
 Ttl Yr 2003                200.0       $3.89      6.2  $3.00  $5.00
 Ttl Yr 2004                200.0       $3.88      6.2  $3.00  $5.00

Canada
 4th Qtr 2002                58.7       $3.45      3.2  $1.66  $4.23
 Ttl Yr 2003                 67.5       $3.34        -     $-     $-
 Ttl Yr 2004                 58.9       $3.19        -     $-     $-
----------------------------------------------------------------------
Total
 4th Qtr 2002                58.7       $3.45    109.5  $3.65  $4.24
 Ttl Yr 2003                267.5       $3.75      6.2  $3.00  $5.00
 Ttl Yr 2004                258.9       $3.72      6.2  $3.00  $5.00

                               3- Way Collars                  Total
----------------------------------------------------------------------
                               Sold    Purchased
                     Volume    Floor     Floor     Ceiling     Volume
----------------------------------------------------------------------
Crude Oil            Bbl/d     $/Bbl     $/Bbl      $/Bbl       Bbl/d
----------------------------------------------------------------------
United States
 4th Qtr 2002         18,000    $17.89    $21.94     $28.04    63,000
 Ttl Yr 2003          53,000    $18.62    $23.81     $27.42    67,000
 Ttl Yr 2004               -        $-        $-         $-     8,000

Canada
 4th Qtr 2002              -        $-        $-         $-    12,000
 Ttl Yr 2003               -        $-        $-         $-     1,700
 Ttl Yr 2004               -        $-        $-         $-         -
----------------------------------------------------------------------
Total
 4th Qtr 2002         18,000    $17.89    $21.94     $28.04    75,000
 Ttl Yr 2003          53,000    $18.62    $23.81     $27.42    68,700
 Ttl Yr 2004               -        $-        $-         $-     8,000
----------------------------------------------------------------------
Natural Gas          MMcf/d    $/Mcf     $/Mcf      $/Mcf      MMcf/d
----------------------------------------------------------------------
United States
 4th Qtr 2002           18.8     $2.20     $3.00      $4.83     125.1
 Ttl Yr 2003           258.8     $2.52     $3.61      $4.66     465.0
 Ttl Yr 2004           168.8     $2.47     $3.44      $4.89     375.0

Canada
 4th Qtr 2002              -        $-        $-         $-      61.9
 Ttl Yr 2003               -        $-        $-         $-      67.5
 Ttl Yr 2004               -        $-        $-         $-      58.9
----------------------------------------------------------------------
Total
 4th Qtr 2002           18.8     $2.20     $3.00      $4.83     187.0
 Ttl Yr 2003           258.8     $2.52     $3.61      $4.66     532.5
 Ttl Yr 2004           168.8     $2.47     $3.44      $4.89     433.9

Anadarko Petroleum Corporation

CONTACT:          Anadarko Petroleum Corporation, Houston
                  Media Contacts:
                  Teresa Wong, 832/636-1203
                  teresa_wong@anadarko.com
                  or
                  Anne Vincent, 832/636-8368
                  anne_vincent@anadarko.com
                  or
                  Investor Contacts:
                  Paul Taylor, 832/636-3471
                  paul_taylor@anadarko.com
                  or
                  David Larson, 832/636-3265
                  david_larson@anadarko.com
                  or
                  Stewart Lawrence, 832/636-3326
                  stewart_lawrence@anadarko.com